                                                                   EXHIBIT 10.43

                         THIRD AMENDMENT AND WAIVER TO
              AMENDED AND RESTATED SENIOR NOTE PURCHASE AGREEMENT


          This THIRD AMENDMENT AND WAIVER TO AMENDED AND RESTATED SENIOR NOTE PURCHASE AGREEMENT (this "Amendment"), dated as of April 12, 1996, is entered into by and among MERISEL AMERICAS, INC., a Delaware corporation (the "Company"), MERISEL, INC., a Delaware corporation ("Merisel, Inc.") and each of the Noteholders identified on the signatures pages hereof (collectively, the "Noteholders"), and amends that certain Amended and Restated Senior Note Purchase Agreement dated as of December 23, 1993 by and among the Company and the original Purchasers of the Notes therein referred to (as amended by that certain First Amendment to Amended and Restated Senior Note Purchase Agreement dated as of September 30, 1994 and that certain Second Amendment to Amended and Restated Senior Note Purchase Agreement dated as of June 23, 1995, the "Existing Note Purchase Agreement", and as amended hereby, the "Note Purchase Agreement"). Capitalized terms used and not otherwise defined in this Amendment shall have the same meanings in this Amendment as set forth in the Existing Note Purchase Agreement, and the rules of interpretation set forth in Section 2.3 of the Existing Note Purchase Agreement shall be applicable to this Amendment.

                                    RECITAL

          The parties hereto have agreed to amend the Existing Note Purchase Agreement as hereinafter set forth.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree and amend the Existing Note Purchase Agreement as follows:

     SECTION 1.  Amendments.  On the terms of this Amendment and subject to the
                 ----------
satisfaction of the conditions precedent set forth below in Section 3, the Existing Note Purchase Agreement shall be amended as follows:

                 (a) Section 1.1 of the Existing Note Purchase Agreement is amended to read in its entirety as follows:

               "1.1 DESCRIPTION OF NOTES. The Company has authorized the issuance for exchange of $100,000,000 aggregate principal amount of its Amended and Restated 9.58% Senior Notes (the "Notes") to be dated the date of issue, to bear interest on the unpaid principal amount from and after April 15, 1996 to maturity at the rate of (a) if no Event of Default has occurred and is continuing, 9.58% per annum (the "Coupon Rate"), or (b) if an Event of Default has occurred and is continuing, the Overdue Rate, and on any overdue

     Make-Whole Premium and (to the extent legally enforceable) any overdue installment of interest at the Overdue Rate, to mature on the Final Maturity Date, and to be substantially in the form attached hereto as Exhibit A (Revised as of April 12, 1996). The Company will pay interest monthly in arrears on the fifth day of each month (beginning May 5, 1996). Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes are subject to certain mandatory prepayments by the Company prior to their expressed maturity dates as set forth in Section 3.4
                                                                     -----------
     of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement."

               (b) Section 1.2 of the Existing Note Purchase Agreement is deleted in its entirety and the following is substituted in lieu thereof:

               "1.2 EXCHANGE OF NOTES. Delivery of the Notes will be made by the Company to each Noteholder (or such Noteholder's designee) on April 15, 1996, or such later date as the Company and the Noteholders shall agree to, at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Los Angeles, California 90071. Each Note will be delivered in the form of a single registered Note for the full amount of such Noteholder's Pro Rata Share of $100,000,000, registered in such Noteholder's name (or in the name of a nominee of such Noteholder) and in substantially the form attached hereto as Exhibit A (Revised as of April 12, 1996). Each
                        ---------
     Noteholder agrees to promptly return to the Company the 8.58% note due June 30, 1997 it currently holds."

               (c) The following definitions set forth in Section 2.1 of the Existing Note Purchase Agreement are amended to read in their entirety as follows:

                    i. "`Agreement' shall mean this Amended and Restated Senior Note Purchase Agreement and all exhibits and schedules hereto, as the same may be amended or modified from time to time.

                   ii. "`Canada Guaranty' shall mean that certain Limited Amount Continuing Guarantee dated as of December 23, 1993, issued by Merisel Canada in favor the Noteholders, as amended by the Amendment, Reaffirmation and Consent of Guarantor dated as of April 12, 1996."

                  iii. "`Consolidated Debt' shall mean Debt (other than intercompany Debt) of the Company or Merisel, Inc. (as indicated by the context) and its Subsidiaries, on a consolidated basis."

                   iv. "`Consolidated Net Income' shall mean, for any period, the net income of the Company or Merisel, Inc. (as indicated by the context) and its Subsidiaries, on a consolidated basis, for such period, after (i) eliminating all intercompany items and (ii) deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries; provided that there shall be excluded (a) the income of
                        --------
     any Person accrued prior to the date it became a Subsidiary of the Company or Merisel, Inc., as the case may be, or was merged into or consolidated with the Company or Merisel, Inc., as the case may be, or any of its Subsidiaries or such Person's Assets were acquired by the Company or Merisel, Inc., as the case may be, or any of its Subsidiaries, (b) any gains or losses on the sale or other disposition of Permitted Investments or fixed or capital Assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses, (c) the proceeds of any life insurance policy, (d) earnings resulting from any reappraisal, revaluation or write-up of Assets, (e) any deferred or other credit representing any excess of the equity in any Subsidiary of the Company or Merisel, Inc., as the case may be, at the date of acquisition thereof over the amount invested in such Subsidiary, (f) any gain arising from the acquisition of any Securities of the Company or Merisel, Inc., as the case may be, or any Subsidiary of the Company or Merisel, Inc., as the case may be, and (g) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during the most recently audited fiscal year."

                    v. "`Consolidated Tangible Net Worth' shall mean, as of any date of determination, the Consolidated Net Worth of the Company or Merisel, Inc. (as indicated by the context) without taking into consideration the effect of (i) Additional Restructuring Fees and (ii) any write-downs in connection with (A) any sale of any Subsidiaries of Merisel, Inc. or any restructuring in connection with such sale, or (B) with respect to the first quarter of 1996 only, accounts payable to the extent (but only to the extent) such write-downs exceed $7,000,000 less goodwill, patents,
                                                       ----
     trademarks, organizational expenses, deferred research and development costs, deferred marketing expenses and other intangible assets of the Company or Merisel, Inc., as the case may be, and its Subsidiaries, all of the foregoing determined on a consolidated basis in accordance with GAAP."

                   vi. "`Europe Guaranty' shall mean that certain General Continuing Guarantee dated as of December 23, 1993, issued by Merisel Europe in favor the Noteholders, as amended by the Amendment, Reaffirmation and Consent of Guarantor dated as of April 12, 1996."

                  vii. "`Restricted Payment Compliance Condition' shall mean the delivery by the Company to each Noteholder, at least ten (10) days prior to declaring, paying, making, or setting apart any funds or Assets for any

     Restricted Payment, of a certificate of the Chief Financial Officer or Treasurer of the Company stating that (A) such officer has reviewed the provisions of the Agreement, (B) before and after giving effect to such Restricted Payment, the Company is, and in good faith believes it will remain, in compliance with the requirements of Section 6.6 through Section
                                                    -----------         -------
     6.15 and Section 6.25, as such sections existed on October 15, 1994, and
     ----     ------------
     providing detailed computations of the Company's compliance with Sections
                                                                      --------
     6.6, 6.7, 6.9, 6.11 and 6.25, as such sections existed on October 15, 1994
     ----------------------------
     and, if applicable, Sections 6.8, 6.10, 6.12, 6.13, 6.14, and 6.15, as such
                         ----------------------------------------------
     sections existed on October 15, 1994 and (C) there exists no Event of Default or Default. Notwithstanding the foregoing, the Restricted Payment Compliance Condition shall be deemed to be satisfied for the sole purpose of permitting the Company and its Subsidiaries to make dividends, or loans or advances to, or investments in, Merisel, Inc. in an amount not exceeding the Current Debt Service Amount, provided that (a) Merisel, Inc. shall use
                                      --------
     the proceeds of such dividends, loans, advances or investments solely to pay interest on the Parent Notes no earlier than on or after the date such payments are due, provided further that, with respect to the December 30,
                       -------- -------
     1996 interest payment on the Parent Notes, such payment shall be made no earlier than the later of (i) January 25, 1997 and (ii) the date on which all prepayments under Section 3.4(a)(i) have been made, and (b) immediately
                           -----------------
     after giving effect to such dividend, loan, advance or investment, no event shall occur and be continuing which constitutes an Event of Default or Default."

               (d) The definition of "Debt" set forth in Section 2.1 of the Existing Note Purchase Agreement is amended in the following respects:

          (1) The term "Debt" as defined in the New Revolving Credit Agreement is incorporated into such definition (without duplication).

          (2) The phrase therein which reads "Approved Securitization Transaction" is deleted each place where it appears and the phrase "Existing Receivables Programs or Receivables Programs" is substituted in lieu thereof.

               (e) The definition of "Permitted Liens" in Section 2.1 of the Exiting Note Purchase Agreement is amended in the following respects:

          (1)  Clause (i) is amended to read in its entirety as follows:

               "(i) Liens permitted under that certain letter dated as of April
                    15, 1996 among the Company
                    and the Noteholders, as amended from time to time (the "April 15 Letter");"

          (2)  Clause (j) is amended to read in its entirety as follows:

               "(j) Liens (i) in connection with Sale and Leaseback Transactions permitted under Section 6.14, (ii) in connection with
                                    ------------
                    Permitted Debt on commercially reasonable terms, or (iii) under the agreements set forth on Schedule 6.7;"
                                                      ------------

          (3) Clause (k) is amended to delete the phrase therein which reads "Approved Securitization Transaction" and substitute the phrase "Existing Receivables Programs or Receivables Programs" in lieu thereof.

               (f) Section 2.1 of the Existing Note Purchase Agreement is amended to add in alphabetical order the definitions set forth on Schedule 1
                                                                  ----------
hereto.

               (g) Section 3 of the Existing Note Purchase Agreement is amended in the following respects:

          (1) Section 3.1 is amended by deleting the parenthetical phrase therein which reads "(but if in part then in a minimum principal amount of $10,000,000)".

          (2)  Section 3.2 is amended to read in its entirety as follows:

               "3.2 NOTICE OF PREPAYMENTS. The Company will give notice of any prepayment of the Notes pursuant to Section 3.1 or 3.4(a)(ii)-(v) to each
                                         -----------    --------------
     Noteholder on, or to the extent possible prior to, the date of such prepayment (the "Prepayment Date") specifying (i) the Prepayment Date, (ii) the principal amount of the Noteholder's Note to be prepaid on such Prepayment Date, (iii) whether a Market Make-Whole Premium is payable, (iv) if a Market Make-Whole Payment is payable, a reasonably detailed calculation of such Market Make-Whole Premium, and (v) the accrued interest applicable to the prepayment."

          (3)  Section 3.3 is amended to read in full as follows:

               "3.3 ALLOCATION OF PREPAYMENTS. All partial prepayments pursuant to Section 3.1 and 3.4 shall be applied to prepay Debt outstanding
                 -----------     ---
     in respect of all Notes ratably in accordance with the unpaid principal amounts thereof in the following manner: first, to accrued and unpaid
                                              -----
     interest, second, to any Market Make-Whole Premium due and owing, and
               ------
     third, to reduce outstanding principal."
     -----

          (4)  A new Section 3.4 is added to read in its entirety as follows:

               "3.4 MANDATORY PREPAYMENTS. (a)(i) The outstanding Notes shall be prepaid by the Company on the dates and in the amounts set forth below:

          Prepayment Date:          Prepayment Amount:
          ---------------           -----------------
          April 15, 1996              $4,000,000.00
          May 5, 1996                 $2,000,000.00
          June 5, 1996                $2,000,000.00
          July 5, 1996                $2,000,000.00
          August 5, 1996              $2,000,000.00
          September 5, 1996           $2,000,000.00
          January 15, 1997           $26,000,000.00

               (ii) No later than the first Business Day following the date of receipt by Merisel, Inc., the Company or any of their respective Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, the Company shall prepay the outstanding Notes in an aggregate amount equal to: (x) until all Revolving Credit Commitments have been terminated and all Debt outstanding under the New Revolving Credit Agreement has been repaid in full, 40% of the amount of such Net Asset Sale Proceeds and (y) upon termination of all Revolving Credit Commitments and repayment in full of all Debt outstanding under the New Revolving Credit Agreement, the amount of such Net Asset Sale Proceeds; provided that no prepayment shall
                                             --------
     be required under this Section 3.4(a)(ii) until the date on which the
                            ------------------
     aggregate amount of the Net Asset Sale Proceeds to be applied to the prepayment of the Notes is equal to or greater than $400,000; provided
                                                                   --------
     further that no prepayment of the Notes shall be required under this
     -------
     Section 3.4(a)(ii) upon the receipt by Merisel FAB of Net Asset Sale
     ------------------
     Proceeds in respect of any Asset Sale of Merisel FAB if such Net Asset Sale Proceeds are used by Merisel FAB as provided in Section 6.33;
                                                     ------------

             (iii) On the date of receipt by Merisel, Inc., the Company or any of their respective Subsidiaries of any Net Securities Proceeds from the issuance of any equity Securities of Merisel, Inc., the Company or any of their respective Subsidiaries, the Company shall prepay the outstanding Notes in an aggregate amount equal to: (x) until all Revolving Credit Commitments have been terminated and all Debt outstanding under the New Revolving Credit Agreement has been repaid in full, 40% of the amount of such Net Securities Proceeds and (y) upon termination of all Revolving Credit Commitments and repayment in full of all Debt outstanding under the New Revolving Credit Agreement, the amount of such Net Securities Proceeds; provided that no prepayment of the Notes shall be required under this
     --------
     Section 3.4(a)(iii) upon receipt by Merisel FAB of Net Securities
     -------------------

     Proceeds from the issuance of any equity Securities of Merisel FAB if such Net Securities Proceeds are used by Merisel FAB as provided in Section
                                                                    -------
     6.33; provided further that no prepayment of the Notes shall be required
     ----  -------- -------
     under this Section 3.4(a)(iii) in connection with the issuance of any
                -------------------
     equity Securities of Merisel, Inc., the Company or any of their respective Subsidiaries to Merisel, Inc. or its Subsidiaries;

              (iv) On each New Receivables Program Availability Date, the Company shall prepay the outstanding Notes in an amount equal to: (x) until all Revolving Credit Commitments have been terminated and all Debt outstanding under the New Revolving Credit Agreement has been repaid in full, 40% of the amount of such Net Receivables Program Proceeds and (y) upon termination of all Revolving Credit Commitments and repayment in full of all Debt outstanding under the New Revolving Credit Agreement, the amount of such Net Receivables Program Proceeds; provided that no
                                                      --------
     prepayment of Notes shall be required under this Section 3.4(a)(iv) in
                                                      ------------------
     connection with a Receivables Program of Merisel FAB or a Receivables Program involving the sale or transfer of receivables between Merisel, Inc. and its Subsidiaries or between Subsidiaries of Merisel, Inc.; and

               (v) On each New Debt Availability Date, the Company shall prepay the outstanding Notes in an aggregate amount equal to: (x) until all Revolving Credit Commitments have been terminated and all Debt outstanding under the New Revolving Credit Agreement has been repaid in full, 40% of the amount of such Net Debt Proceeds and (y) upon termination of all Revolving Credit Commitments and repayment in full of all Debt outstanding under the New Revolving Credit Agreement, the amount of such Net Debt Proceeds; provided that no prepayment of Notes shall be required under this
               --------
     Section 3.4(a)(v) in connection with a New Debt Availability Date relating
     -----------------
     to intercompany Debt.

          (b) Notwithstanding anything to the contrary in this Agreement, no Market Make-Whole Premium shall be payable with respect to the prepayments required pursuant to Section 3.4(a)(i) (or any prepayment required pursuant
                          -----------------
     to Section 3.4(a)(ii)-(v) to the extent any such prepayment is applied
        ----------------------
     (pursuant to Section 3.4(c)) to the prepayments required pursuant to
                  --------------
     Section 3.4(a)(i)) so long as such prepayments are made on or prior to
     -----------------
     their scheduled prepayment dates set forth in Section 3.4(a)(i). Except as
                                                   -----------------
     provided in the preceding sentence, all prepayments of the Notes, including, without limitation, those made pursuant to Section 3.4(a)(ii)-
                                                           -------------------
     (v) shall be accompanied by the Market Make-Whole Premium.

          (c)  Any mandatory prepayment of the Notes pursuant to Section
                                                                 -------
     3.4(a)(ii)-(v) shall be applied to reduce the scheduled payments of the
     --------------
     Notes set forth in Section
                        -------

     3.4(a)(i) as follows: first, to the scheduled payments due on January 15,
     ---------             -----
     1997, second, to the scheduled payments due in 1996, in inverse order of maturity and third, to reduce the final payment of the Notes due on the
                  -----
     Final Maturity Date. Any voluntary prepayments of the Notes shall be applied to reduce the scheduled payments of the Notes set forth in Section 3.4(a)(i) as follows: first, to reduce the next scheduled payment of the
     --------              -----
     Notes set forth in Section 3.4(a)(i), second, to the scheduled payment due
                        ----------------   ------
     on January 15, 1997, third, to the scheduled payments due in 1996, in
                          -----
     inverse order of maturity and fourth, to reduce the final payment of the
                                   ------
     Notes due on the Final Maturity Date."

          (d) Any mandatory prepayment required pursuant to this Section 3.4 shall be accompanied by accrued interest thereon to the date of such prepayment.

          (e) Concurrently with any prepayment of the outstanding Notes pursuant to Section 3.4(a)(ii)-(v), the Company shall deliver to each of
                 ----------------------
     the Noteholders an officer's certificate (in such form and including such substance as may be reasonably requested by the Required Noteholders) demonstrating calculation of the amount (the "Net Proceeds Amount") of the
                                                   -------------------
     applicable Net Asset Sales Proceeds, Net Receivables Program Proceeds, Net Debt Proceeds or Net Securities Proceeds that gave rise to such prepayment. In the event that the Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such officer's certificate, the Company shall promptly make an additional prepayment of the outstanding Notes in an amount equal to 40% (or 100% if clause (y) is applicable in any of Sections 3.4(a)(ii)-(v)) of the amount of such excess
                          -----------------------
     plus accrued interest thereon and any Market Make-Whole Premium, and the Company shall concurrently therewith deliver to the Noteholders an officer's certificate (in such form and including such substance as may be reasonably requested by the Required Noteholders) demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess."

               (h)  The term "Company" as set forth in Section 6.1 through
Section 6.5, Section 6.8, Section 6.18, Section 6.19 and Section 6.24 of the Existing Note Purchase Agreement shall be deemed to refer to each of the Company and Merisel, Inc., collectively.

               (i) Section 6.6 of the Existing Note Purchase Agreement is deleted in its entirety and the following is substituted in lieu thereof:

               "6.6 MINIMUM CONSOLIDATED ADJUSTED TANGIBLE NET WORTH OF MERISEL, INC. Merisel, Inc. and its Subsidiaries, on a consolidated basis, shall have and maintain at all times during each period indicated below, Consolidated

     Adjusted Tangible Net Worth of not less than the amount set forth below opposite such period:

                                           Consolidated Adjusted
          Period                             Tangible Net Worth
          ------                           ---------------------
     1st Quarter of 1996                       $25,000,000.00
     2nd Quarter of 1996                       $12,000,000.00
     3rd Quarter of 1996                        $8,000,000.00
     4th Quarter of 1996                       $14,000,000.00
     1st Quarter of 1997                       $15,000,000.00"

               (j) Section 6.7 of the Existing Note Purchase Agreement is amended to read in its entirety as follows:

               "6.7 LIMITATION ON DEBT. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, incur, create, assume or guarantee any Debt not in existence as of April 15, 1996 as set forth on Schedule 6.7, except:
              ------------  ------

          (a)  refinancings of Debt otherwise permitted under this Section 6.7;
                                                                   -----------
     provided that (i) the terms of such refinanced Debt shall not either (1)
     --------
     increase materially and adversely the obligations of the obligor or (2) confer additional rights on the holder of such Debt which in the aggregate could be materially adverse to Merisel, Inc., Merisel Europe or the Noteholders, (ii) the proceeds from the refinancing of Debt of any Person shall not be applied to repay or reduce Debt of any other Person (other than Debt of the Company or Merisel Europe) and any proceeds from such refinancing in excess of the amount of the Debt being refinanced shall be applied to prepay the Notes in accordance with Section 3.4(a)(v) and
                                                    -----------------
     Section 3.4(c) and reduce the Revolving Credit Commitments as provided in
     --------------
     the New Revolving Credit Agreement, (iii) no Subordinated Debt or Debt outstanding under the Indenture shall be refinanced prior to a complete refinancing of the Notes, (iv) in the event any Debt outstanding under the New Revolving Credit Agreement is refinanced, the Notes shall be refinanced in a corresponding pro rata amount, and (v) after giving effect to such refinancing, no event shall occur and be continuing which constitutes an Event of Default or Default;

          (b) Debt otherwise permitted under (i) Section 7.02(h) and 7.02(c) (to the extent such permitted Contingent Obligations constitute Debt) of the New Revolving Credit Agreement, as incorporated herein, and (ii)
     Section 6.13; and
     ------------

          (c) Debt (other than Debt permitted by clauses (a) and (b)), 100% of the Net Debt Proceeds of which shall be applied to prepay the Notes in accordance with Section 3.4(a)(v) and Section 3.4(c) and reduce the
                     -----------------     --------------

     Revolving Credit Commitments as provided in the New Revolving Credit Agreement."

               (k) Section 6.10 of the Existing Note Purchase Agreement is amended to read in its entirety as follows:

               "6.10 LIMITATION ON MERGERS, CONSOLIDATIONS AND SALES OF SUBSTANTIALLY ALL ASSETS. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, merge with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, except that (a) any wholly-
                                                     ------
     owned Subsidiary of the Company may merge or amalgamate with, or transfer all or substantially all of its assets to, any Domestic Subsidiary of the Company (so long as the Domestic Subsidiary is the surviving entity) and any wholly-owned Subsidiary of Merisel Europe may merge or amalgamate with, or transfer all or substantially all of its assets to, any other wholly-owned Subsidiary of Merisel Europe, and (b) any Subsidiary of the Company may merge into, amalgamate with, or transfer all or substantially all of its assets to, the Company (so long as the Company is the surviving entity) and any Subsidiary of Merisel Europe may merge into, amalgamate with, or transfer all or substantially all of its assets to, Merisel Europe (so long as Merisel Europe is the surviving entity); provided in any case in this
                                                 --------
     Section 6.10 that, immediately after giving effect thereto, no event shall
     ------------
     occur and be continuing which constitutes an Event of Default or Default."

               (l) Section 6.11 of the Existing Note Purchase Agreement is amended to read in its entirety as follows:

               "6.11 LIMITATION ON OPERATING LEASES. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, incur, create, assume or guarantee any obligations under Operating Leases, unless, after giving effect thereto, the aggregate amount of minimum annual rentals under all Operating Leases of Merisel, Inc. and its Subsidiaries, on a consolidated basis, does not exceed $35,000,000."

               (m) Section 6.12 of the Existing Note Purchase Agreement is amended to read in its entirety as follows:

               "6.12  INTENTIONALLY OMITTED."

               (n) Section 6.13 of the Existing Note Purchase Agreement is deleted in its entirety and the following is substituted in lieu thereof:

               "6.13 LIMITATION ON SALES OF ACCOUNTS RECEIVABLE. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, sell, transfer or dispose of (with or without recourse) or otherwise finance, accounts receivable, except:
                                             ------

          (a) the Company, Merisel U.K. and Merisel Canada may sell accounts receivable pursuant to the securitization programs listed on Schedule 6.13
                                                                  -------------
     (collectively, the "Existing Receivables Programs");

          (b) any amendment, renewal, replacement or refinancing of any Existing Receivables Program; provided that (i) any such amendment,
                                   --------
     renewal, replacement or refinancing shall not be on terms more adverse to the Company, Merisel U.K. and Merisel Canada, as the case may be, than the terms of the Existing Receivables Program being so amended, renewed, replaced or refinanced (it being agreed that an increase in the interest rate is not an adverse change for this purpose) and (ii) any proceeds from such amendment, renewal, replacement or refinancing which are in excess of the amount of the Existing Receivables Program being so amended, renewed, replaced or refinanced shall be applied to prepay the Notes in accordance with Section 3.4(a)(iv) and Section 3.4(c) and reduce the Revolving Credit
          ------------------     --------------
     Commitments as provided in the New Revolving Credit Agreement;

          (c) Merisel, Inc. and Merisel FAB may sell or transfer accounts receivables to each other; provided that the outstanding Net FAB Debt shall
                                --------
     not at any time exceed $10,000,000 and shall not be greater than $0 on the last day of each month;

          (d) The Company, Merisel Europe and their respective wholly-owned Subsidiaries may sell or transfer accounts receivable to each other; provided that the aggregate value of such accounts receivable sold or
     --------
     transferred by the Company and its wholly-owned Subsidiaries under this
     Section 6.13(d) to Persons other than the Company and its wholly-owned
     ---------------
     Subsidiaries shall not exceed $0; and

          (e) Merisel, Inc. and the Company may, and may permit their respective Subsidiaries to, enter into one or more transactions (other than those referred to in clauses (c) and (d) above) (each such transaction being referred to herein as a "Receivables Program") involving the sale or
                                    -------------------
     other financing by Merisel, Inc., the Company or any of their respective Subsidiaries of accounts receivable arising in the ordinary course of business of such Person; provided that 100% of the Net Receivables Program
                              --------
     Proceeds of such Receivables Programs (other than the Receivables Programs of Merisel FAB) shall be applied to prepay the outstanding Notes in accordance with Section 3.4(a)(iv) and Section 3.4(c) and reduce the
                     ------------------     --------------
     Revolving Credit Commitments as provided in the New Revolving Credit Agreement."

               (o) Section 6.14 of the Existing Note Purchase Agreement is amended to read in its entirety as follows:

               "6.14 LIMITATION ON SALES OF ASSETS. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, sell or otherwise dispose of, or suffer the disposition of, any of its Assets (including, without limitation, any stock of any Subsidiary of Merisel, Inc.), or enter into any Sale and Leaseback Transactions, except:
                                                               ------

          (a) sales or other dispositions of inventory in the ordinary course of business (including intercompany sales other than sales or other dispositions to Merisel FAB, Merisel, Inc., Merisel Information Services, Inc., Merisel Licensing, Inc. and Merisel Properties, Inc.) provided that the consideration received therefor adequately reflects the fair value of the property disposed of;

          (b)  sale of Assets; provided that the aggregate value of such assets
                               --------
     sold in any single transaction or related series of transactions is equal to or less than $100,000;

          (c) sales or transfers of inventory or fixed-assets by the Company, Merisel Europe or their respective wholly-owned Subsidiaries to the Company, Merisel, Inc. or their respective wholly-owned Subsidiaries and Sale and Lease Back Transactions among the Company, Merisel, Inc. or their respective wholly-owned Subsidiaries; provided that (i) the aggregate value
                                           --------
     of such assets sold or transferred and such Sale and Leaseback Transactions entered into by the Company and its wholly-owned Subsidiaries to or with Persons other than the Company and its wholly-owned Subsidiaries shall not exceed $10,000,000, (ii) with respect to each of Merisel FAB, Merisel Information Services, Inc., Merisel Licensing, Inc. and Merisel Properties, Inc., the aggregate value of inventory sold or transferred by the Company and its wholly-owned Subsidiaries to each such Person shall not exceed $0,
     (iii) with respect to Merisel, Inc., the aggregate value of inventory sold or transferred by the Company and its wholly-owned Subsidiaries to such Person shall not exceed $1,000,000, (iv) with respect to Merisel, Inc. and Merisel FAB, the aggregate value of fixed-assets sold or transferred by the Company and its wholly-owned Subsidiaries to each such Person shall not exceed $1,000,000 and (v) with respect to Merisel Information Services, Inc., Merisel Licensing, Inc. and Merisel Properties, Inc., collectively, the aggregate value of fixed-assets sold or transferred by the Company and its wholly-owned Subsidiaries shall not exceed $1,000,000;

          (d) dispositions of obsolete assets in the ordinary course of business for nominal consideration;

          (e)  sales or other dispositions of Assets otherwise permitted under
     (i) Section 7.02(g) of the New Revolving Credit Agreement, as incorporated herein, and (ii) Sections 6.10 and 6.13; and
                      ----------------------

          (f) any other sale, transfer, or disposition of assets or Sale and Lease Back Transaction entered into after April 15, 1996, provided that (i)
                                                               --------
     the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (ii) the sale consideration received in excess of liabilities assumed shall be (A) in cash or (B) in a combination of cash for at least 90% of the sale consideration and notes payable within 12 months for the balance, and (iii) 100% of the Net Asset Sale Proceeds of such sale, transfer, disposition or Sale and Leaseback Transaction shall be applied to prepay the Notes in accordance with Section
                                                                         -------
     3.4(a)(ii) and Section 3.4(c) and reduce the Revolving Credit Commitments
     ----------     --------------
     as provided in the New Revolving Credit Agreement."

               (p) Section 6.16 of the Existing Note Purchase Agreement is amended by deleting the parenthetical phrase therein which reads "(including pursuant to the requirements of Sections 6.13 and 6.14)".
                                ----------------------

               (q) Section 6.17 of the Existing Note Purchase Agreement is amended in the following respects:

          (1) Clauses (a) and (b) are amended to read in their entirety as follows:

               "(A) QUARTERLY STATEMENTS. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of Merisel, Inc., unaudited consolidated and consolidating balance sheets of Merisel, Inc. and its Subsidiaries as of the end of such fiscal quarter and consolidated and consolidating statements of income and retained earnings of Merisel, Inc. and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer or Treasurer of Merisel, Inc. as having been prepared in accordance with GAAP consistently applied, together with a schedule in form and substance satisfactory to the Required Noteholders, substantially in the form of Exhibit J hereto, of the computations used in determining, as of the end of
     ---------
     such fiscal quarter, compliance with the covenants contained in Sections
                                                                     --------
     6.6, 6.8, 6.11, 6.13, 6.14, 6.28, 6.29, 6.30, 6.31, 6.32, 6.37 and
     6.38 of this Agreement and Sections 7.02(d) and 7.02(h)(v), of the New Revolving Credit Agreement, as incorporated herein.

               (B) ANNUAL STATEMENTS. As soon as available and in any event within 90 days after the end of each fiscal year of Merisel, Inc., a copy of the annual audit report for such year for Merisel, Inc. and its Subsidiaries, on a consolidated basis, including therein a consolidated balance sheet of Merisel, Inc. and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of source and application of funds of Merisel, Inc. and its Subsidiaries for such fiscal year, together with a consolidating balance sheet of Merisel, Inc. and its Subsidiaries as of the end of such fiscal year and consolidating statements of income and retained earnings and of source and application of funds of Merisel, Inc. and its Subsidiaries for such fiscal year, which consolidated balance sheets and financial statements are certified by independent public accountants of recognized standing acceptable to the Purchasers, together with (A) a certificate of such accounting firm to the Agent stating that in connection with their audit examination, nothing has come to their attention that caused them to believe that Merisel Inc. or its Subsidiaries failed to comply with the terms, covenants, provisions of conditions of Sections 6.3 (as to income or
                                                   --------
     profits), 6.6, 6.9, 6.11, 6.14(c), 6.25, 6.28, 6.29, 6.30, 6.31, 6.32,
     6.33, 6.37 and 6.38 inclusive of this Agreement and Sections 7.02(d), 7.02(h)(v) and 7.02(q) of the New Revolving Credit Agreement, as incorporated herein, insofar as they relate to financial and accounting matters (which such certificate may state that such audit examination was not directed primarily toward obtaining knowledge of non-compliance with such sections); and (B) a schedule in form and substance satisfactory to the Required Noteholders, substantially in the form of Exhibit J hereto, of
                                                            ---------
     the computations used in determining, as of the end of such fiscal year, compliance with the covenants contained in Sections 6.6, 6.8, 6.11, 6.13,
                                                --------
     6.14, 6.28, 6.29, 6.30, 6.31, 6.32, 6.37 and 6.38 of this Agreement and
     Sections 7.02(d) and 7.02(h)(v), of the New Revolving Credit Agreement, as incorporated herein."

          (2) Clauses (d), (e) and (f) are amended to read in their entirety as follows:

               "(D)  OFFICER'S CERTIFICATES.  Within the periods provided in clauses (a) and (b) above, a certificate of the Chief Financial Officer or
     -------------------
     Treasurer of the Company and Merisel, Inc., as applicable, stating that such officer has reviewed the provisions of this Agreement, setting forth the information and computations (in sufficient detail) required in order to establish compliance with the requirements of Section 6.6 through
                                                      -----------
     Section 6.15 and Section 6.26 through Section 6.40 at the end of the period
     ------------     ------------         ------------
     covered by the financial statements then being furnished, and stating that there exists no Event of Default or Default, or if any Event of Default or Default exists, specifying the nature and period of existence thereof and the action the Company or

     Merisel, Inc., as the case may be, is taking and proposes to take with respect thereto.

               (E) NOTICE OF DEFAULT. Promptly, and in any event within five days, after any Responsible Officer of the Company or Merisel, Inc. obtains knowledge of the occurrence of an Event of Default or Default, a certificate of a Responsible Officer of the Company or Merisel, Inc., as the case may be, setting forth details of such Event of Default or Default and the period of existence thereof and the action which the Company or Merisel, Inc., as the case may be, proposes to take with respect thereto.

               (F) NOTICE OF LITIGATION. Promptly after the institution of any suit, action, or proceeding against Merisel, Inc. or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a materially adverse effect on the Assets, business, profits, or condition (financial or otherwise) of Merisel, Inc. or any of its Subsidiaries, taken as a whole, written notice of such suit, action, or proceeding."

          (3) New clauses (i), (j), (k) and (l) are added to read in their entirety as follows:

               "(I) MONTHLY REPORTS. As soon as available, and in any event within 20 days after the end of each month, a written report substantially in the form of Exhibit H setting forth (a) with respect to each of Merisel,
                    ---------
     Inc., the Company, Merisel Europe, Merisel Canada and Merisel FAB, the amount of sales for such month and accounts receivable, inventory, accounts payable (which shall be determined from the Company's internal financial records), intercompany loans as at the last day of such month, and Consolidated Debt Equivalents of Merisel, Inc. as at the last day of such month, (b) a listing of all amendments and waivers in respect of (i) the Parent Notes, (ii) the New Revolving Credit Agreement, (iii) the Subordinated Note Purchase Agreement, (iv) the Subordinated Notes, (v) the Existing Receivables Programs or any Receivables Program and (vi) instruments evidencing Debt of Merisel, Inc., the Company or any of their respective Subsidiaries in excess of $5,000,000 during such month, (c) a listing of Receivables Programs and instruments evidencing Debt of Merisel, Inc., the Company or any of their respective Subsidiaries in excess of $5,000,000 entered into during such month and (d) the amount of Net Europe Debt and Net FAB Debt, in each case, as of the last day of such month. The Company and Merisel, Inc. jointly and severally represent and warrant that the information described in clauses (a), (b)(vi) and (d) set forth in such report shall be prepared in good faith and in reliance on the best information available at the time so prepared; the Noteholders acknowledge that the information described in clauses (a), (b)(vi) and (d) set forth in such report shall be preliminary information subject to adjustment and may be materially different from the information contained in the reports and statements to be provided under Sections 6.17(a) and 6.17(b), and none of
                                     ----------------------------
     the Company, Merisel, Inc. nor their respective Subsidiaries in any way certifies or warrants that such reports reflect accurately any information relevant to the performance or financial condition of any of them.

               (J) AUDITOR'S COMMENT LETTERS AND RESPONSES. Within 5 Business days of completion of the response of Merisel, Inc., the Company or any of their respective Subsidiaries to any comment letter submitted by independent certified public accountants to Merisel, Inc., the Company, any of their respective Subsidiaries or management in connection with their annual audit of the financial statements of Merisel, Inc. and its Subsidiaries or the Company and its Subsidiaries, Merisel, Inc. or the Company, as the case may be, shall deliver a copy of such comment letter together with copies of all responses of Merisel, Inc., the Company or any of their respective Subsidiaries to such comment letter.

               (K) DATA REQUESTS OF FINANCIAL ADVISORS. Such other requests for data as Houlihan, Lokey, Howard & Zukin, Inc. or such other financial advisor to the Noteholders shall reasonably request.

               (L) STATEMENT OF CASH AND CASH EQUIVALENTS. On the first Business Day of each week, a written report specifying the cash balances of Merisel, Inc. and the location of such cash balances (by bank and account number) and the consolidated cash balances of the U.S. Subsidiaries of Merisel, Inc. (excluding Merisel Latin America, Inc.), in each case as of the prior Business Day, and, on a monthly basis, a written report delivered within 10 days of Merisel, Inc. receiving such information from its Subsidiaries, specifying the cash balances (in accordance with GAAP and company prepared monthly reporting practices) of Merisel, Inc., the Company, Merisel Europe and their respective Subsidiaries."

          (4) All financial statements, certificates and reports required to be delivered from time to time by the Company or Merisel, Inc. under
               Section 7.01(m) of the New Revolving Credit Agreement shall concurrently be delivered by the Company or Merisel, Inc., as the case may be, to each Noteholder (without duplication).

               (r) Section 6.23 of the Existing Note Purchase Agreement is amended to read in its entirety as follows:

               "6.23 AMENDMENTS OR WAIVERS OF CERTAIN DOCUMENTS. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, amend, waive or otherwise change the terms of (i) the Indenture, dated as of October 15, 1994, between Merisel, Inc. and The Bank of New York, as Trustee (as successor to NationsBank of Texas, N.A., as Trustee) of the 12.50% Senior Notes due 2004 issued pursuant thereto (the "Indenture") or (ii) any
                                                  ----------
     Subordinated Debt, if the effect of such amendment or change is to increase the interest rate on such Debt, change the dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect to such Debt, change the redemption provisions thereof, or change the subordination provisions thereof, if any, (or any guaranty thereof), or which, together with all other amendments or changes made, increase materially the obligations of the obligor or confer additional rights on the holder of such Debt which could be adverse to the Company, Merisel, Inc., any of their respective Subsidiaries or the Noteholders. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, amend any of the documents relative to, or otherwise change the terms of, any Existing Receivables Program except as provided in Section 6.13(a)."
                                               ---------------

               (s) Section 6.25 of the Existing Note Purchase Agreement is deleted in its entirety and the following is substituted in lieu thereof:

               "6.25 MINIMUM RATIO OF CONSOLIDATED EBITSDA TO INTEREST CHARGES OF MERISEL, INC. Merisel, Inc. and its Subsidiaries, on a consolidated basis, shall have and maintain for each period indicated below, a ratio of
     (1) Consolidated EBITSDA to (2) Consolidated Interest Charges of not less than the ratio set forth below opposite such period:

          Period                                 Ratio
          ------                                 -----
     1st Quarter of 1996                       0.50:1.00
     2nd Quarter of 1996                       0.40:1.00
     3rd Quarter of 1996                       0.80:1.00
     4th Quarter of 1996                       1.45:1.00
     1st Quarter of 1997                       0.60:1.00"


               (t) Section 6.26 of the Existing Note Purchase Agreement is deleted in its entirety and the following is substituted in lieu thereof:

               "6.26 LIMITATION ON RECEIPT OF PAYMENTS BY MERISEL, INC. Merisel, Inc. shall not under any circumstance accept any payment, in cash, property or otherwise, whether by dividend, loan, advance, investment or other transfer (a "(S)6.26 Payment"), from any of its Subsidiaries, except:
                        ---------------                                  ------

          (a) Merisel, Inc. may accept (S)6.26 Payments from time to time from Merisel FAB; provided that such (S)6.26 Payments
                  --------
     are invested in, lent or otherwise transferred to, the Company on the day they are accepted by Merisel, Inc. in accordance with Section 6.36;
                                                           ------------
     provided further that Merisel, Inc. may deduct from such (S)6.26 Payments
     -------- -------
     operating expenses incurred and paid in the ordinary course of business in respect of Merisel FAB as set forth on Schedule 6.26;
                                            -------------

          (b) Merisel, Inc. may accept (S)6.26 Payments from time to time from the Company, Merisel Europe and their respective Subsidiaries for (i) operating expenses incurred and paid in the ordinary course of business in respect of the Company, Merisel Europe and their respective Subsidiaries as set forth on Schedule 6.26, and (ii) purposes of relending such payments to
                  -------------
     Merisel FAB in the ordinary course of business and consistent with prior practice; provided that the outstanding Net FAB Debt shall not at any time
               --------
     exceed $10,000,000 and shall not be greater than $0 on the last day of each month; and

          (c) Merisel, Inc. may accept (S)6.26 Payments from time to time from any of its Subsidiaries for the purpose of making interest payments on the Parent Notes; provided that (i) such (S)6.26 Payments are accepted on or
                   --------
     after the date such interest on the Parent Notes is due and (ii) such interest on the Parent Notes is in fact paid by Merisel, Inc. from such
     (S)6.26 Payments on such date."

               (u) A new Section 6.27 shall be added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.27 EXCESS CASH AND EXCESS CASH EQUIVALENTS. The Company and Merisel, Inc. shall, and shall cause their respective Subsidiaries to, deposit and maintain all Excess Cash and Excess Cash Equivalents (a) solely in the name of the Company and (b) prior to execution and delivery by each Noteholder and each Revolving Credit Lender of an executed counterpart to the Intercreditor Agreement, with a deposit institution other than a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender."

               (v) A new Section 6.28 shall be added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.28 MAXIMUM RATIO OF CONSOLIDATED DEBT EQUIVALENTS TO CONSOLIDATED ADJUSTED TANGIBLE NET WORTH OF MERISEL, INC. Merisel Inc. and its Subsidiaries, on a consolidated basis, shall have and maintain at all times during each period indicated below, a ratio of (1) Consolidated Debt Equivalents to (2) Consolidated Adjusted Tangible Net Worth of not more than the ratio set forth below opposite such period:

          Period                                  Ratio
          ------                                  -----
     1st Quarter of 1996                          30:1.00
     2nd Quarter of 1996                          50:1.00
     3rd Quarter of 1996                          80:1.00
     4th Quarter of 1996                          50:1.00
     1st Quarter of 1997                          50:1.00"

               (w) A new Section 6.29 shall be added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.29 MINIMUM CONSOLIDATED EBITSDA OF MERISEL, INC. Merisel, Inc. and its Subsidiaries, on a consolidated basis, shall have and maintain as of the last day of each period indicated below, Consolidated EBITSDA of not less than the amount set forth below opposite such period:

          Period                             Consolidated EBITSDA
          ------                             --------------------
     1st Quarter of 1996                         $8,500,000
     2nd Quarter of 1996                         $6,250,000
     3rd Quarter of 1996                        $13,000,000
     4th Quarter of 1996                        $23,000,000
     1st Quarter of 1997                        $10,000,000"

               (x) A new Section 6.30 shall be added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.30 MINIMUM INVENTORY TURNOVER RATIO OF MERISEL, INC. Merisel, Inc. and its Subsidiaries, on a consolidated basis, shall have and maintain for each period indicated below, a ratio of (1) the aggregate cost of sales at the end of such period multiplied by four to (2) Average Consolidated
                               -------------
     Net Inventory of not less than the amount set forth below opposite such period:

          Period                             Inventory Turnover
          ------                             ------------------
     1st Quarter of 1996                           10.00
     2nd Quarter of 1996                           10.25
     3rd Quarter of 1996                           10.50
     4th Quarter of 1996                           10.75
     1st Quarter of 1997                           10.75"

               (y) A new Section 6.31 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.31 MINIMUM RATIO OF ACCOUNTS PAYABLE TO INVENTORY OF MERISEL, INC. Merisel, Inc. and its Subsidiaries, on a consolidated basis, shall have and maintain for each period indicated below, a ratio of (1) the aggregate amount of accounts payable on the last day of such period to (2) the aggregate amount of inventory on the last day of such period of not less than the ratio set forth below opposite such period (the "Merisel, Inc. A/P Inventory Ratio"):


          Period                                     Ratio
          ------                                     -----
     1st Quarter of 1996                            0.90:1.00
     2nd Quarter of 1996                            0.90:1.00
     3rd Quarter of 1996                            0.90:1.00
     4th Quarter of 1996                            0.90:1.00
     1st Quarter of 1997                            0.90:1.00

     ; provided that the Merisel, Inc. A/P Inventory Ratio shall be equal to or
       --------
     greater than 1.00:1.00 for one out of each two consecutive periods indicated above."

               (z) A new Section 6.32 shall be added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.32 MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES OF MERISEL, INC. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, make or incur Consolidated Capital Expenditures during each period indicated below in an aggregate amount exceeding the amount set forth below opposite such period:

                                                   Consolidated
          Period                               Capital Expenditures
          ------                               --------------------
     First Quarter of 1996                          $5,772,000
     First Two Quarters of 1996                     $5,772,000
     First Three Quarters of 1996                   $9,817,000
     Fiscal Year of 1996                           $12,885,000
     First Quarter of 1997                          $3,200,000"

               (aa) A new Section 6.33 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.33 USE OF PROCEEDS OF ASSET SALES, ETC. BY MERISEL FAB. Merisel, Inc. shall cause Merisel FAB to apply all Net Asset Sale Proceeds of any Asset Sale of Merisel FAB and all Net Securities Proceeds from the issuance of equity Securities of Merisel FAB to acquire or construct property or assets used in lines of business of Merisel, Inc. and its Subsidiaries on October 24, 1994; provided that if any Net Asset Sale
                                       --------
     Proceeds are not so applied, Merisel, Inc. shall cause Merisel FAB to retain such Net Asset Sale Proceeds for 360 days after the related Asset Sale."

               (ab) A new Section 6.34 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.34 COVENANTS REGARDING NEW REVOLVING CREDIT AGREEMENT. The Company and Merisel, Inc. shall not, and shall not permit their respective Subsidiaries to, without the consent of the Required Noteholders, (a) amend, waive or otherwise change the terms of the New Revolving Credit Agreement in any respect, (b) prior to execution and delivery by each Noteholder and each Revolving Credit Lender of an executed counterpart of the Intercreditor Agreement, (i) reduce Debt outstanding under the New Revolving Credit Agreement below $150,000,000 (whether by payment, prepayment, acquisition or otherwise) and without regard to whether there is any right to reborrow thereunder without a corresponding pro rata reduction of the outstanding Notes, or (ii) effect any reduction in the Revolving Credit Commitments without a corresponding pro rata reduction of the outstanding Notes and (c) cause the terms, covenants or conditions in the New Revolving Credit Agreement to be more restrictive than those in this Agreement."

               (ac) A new Section 6.35 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.35 NEW RECEIVABLES PROGRAMS. The Company and Merisel, Inc. agree to use, and to cause their respective Subsidiaries to use, reasonable best efforts to enter into Receivables Programs."

               (ad) A new Section 6.36 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.36 MAINTAIN CASH IN NAME OF COMPANY. Merisel, Inc. shall deposit and maintain all of its cash and cash equivalents solely in the name of the Company, except for cash and cash equivalents in an amount not
                          ------
     to exceed $100,000 in the aggregate at any given time."

               (ae) A new Section 6.37 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.37 MINIMUM ACCOUNTS PAYABLE OF MERISEL, INC. Merisel, Inc. and its Subsidiaries, on a consolidated basis, shall have and maintain on the last day of each period indicated below, an aggregate amount of accounts payable of not less than the amount set forth below opposite such period:


          Period                      Accounts Payable
          ------                      ----------------
     1st Quarter of 1996                $475,000,000
     2nd Quarter of 1996                $475,000,000
     3rd Quarter of 1996                $475,000,000
     4th Quarter of 1996                $575,000,000
     1st Quarter of 1997                $575,000,000"

               (af) A new Section 6.38 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.38 MAXIMUM NET EUROPE DEBT OF MERISEL EUROPE. Merisel, Inc. shall cause Merisel Europe to have and maintain on each date indicated below, Net Europe Debt in an amount not exceeding the amount set forth below opposite such date:


           Date                          Net Europe Debt
           ----                          ---------------
        March 31, 1996                    $102,500,000
        April 30, 1996                    $101,000,000
        May 31, 1996                      $100,100,000
        June 30, 1996                      $87,800,000
        July 31, 1996                     $100,800,000
        August 31, 1996                    $95,000,000
        September 30, 1996                 $93,100,000
        October 31, 1996                  $100,000,000
        November 30, 1996                 $108,000,000
        December 31, 1996                 $112,600,000"

               (ag) A new Section 6.39 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.39 NO JOINT ACCOUNTS WITH MERISEL, INC. Merisel, Inc. shall not maintain any account jointly with any of its Subsidiaries (other than Merisel FAB)."

               (ah) A new Section 6.40 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.40 INCORPORATION OF CERTAIN COVENANTS. The covenants and definitions set forth on Schedule 6.40 are hereby incorporated by reference
                              -------------
     into this Agreement as if set forth herein in full."

               (ai) A new Section 6.41 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "6.41 COMPLIANCE WITH LETTER AGREEMENT. The Company and Merisel, Inc. shall, and shall cause their respective Subsidiaries to, comply with all terms and conditions of that certain letter agreement, dated as of April 11, 1996, among the Company, Merisel, Inc. and each of the Noteholders (the "April 11 Letter")."

               (aj) Section 7 of the Existing Note Purchase Agreement is amended in the following respects:

               (1) Clauses (d) and (e) of Section 7.1 are amended to read in their entirety as follows:

               "(D) Default shall occur in the observance or performance of any covenant or agreement or any other provision of this Agreement which, in any case, is not remedied within ten (10) days after receipt by the Company of written notice of such default from any Noteholder;

     provided that if the Company or Merisel, Inc., as the case may be, shall
     --------
     fail to timely provide notice of the occurrence of any such default as required under Section 6.17(e), such default shall immediately become an
                    ------- -------
     Event of Default; or

               (E) Any representation or warranty made by the Company or Merisel, Inc. herein or under the Third Amendment and Waiver to Note Purchase Agreement dated as of April 12, 1996 (the "Third Amendment") among the Company, Merisel, Inc. and the Noteholders, or made by the Company or Merisel, Inc. in any statement or certificate furnished by the Company or Merisel, Inc., as the case may be, in connection with the consummation of the issuance of the Notes or otherwise pursuant to this Agreement or the Third Amendment, is untrue in any material respect as of the date of the issuance or making thereof; or"

               (2)  The term "Company" as set forth in clauses (g), (k), (l) and
                    (m) of Section 7.1 shall be deemed to refer to each of the Company and Merisel, Inc., collectively.

               (3)  Section 7.1 is amended to add new subsections (n), (o), (p),
                    (q), (r), (s) and (t) to read in their entirety as follows:

               "(N) Failure of the Company to maintain at least once each week an availability amount under the GECC Receivables Program of less than $5,000,000.

               (O) Default shall occur under any agreement or instrument relating to the Existing Receivables Programs or any Receivables Programs, or any other event shall occur and shall continue after the expiration of any applicable grace periods, if the effect of such default or event is to terminate or unwind such Existing Receivables Program or Receivables Program or related document or instrument or substantially reduce the advance rate provided for therein.

               (P) Failure of the Company to pay, within three Business Days of the due date for such payment, (i) their deposit obligations with Orrick, Herrington & Sutcliffe as set forth in that certain letter agreement dated March 25, 1996 (as such letter agreement may be amended, supplemented or modified from time to time, the "OH&S Fee Agreement"), and (ii) the fees and expenses of Houlihan, Lokey, Howard & Zukin, Inc. as set forth in that certain letter agreement dated March 21, 1996 (effective as of March 8, 1996) (as such letter agreement may be amended, supplemented or modified from time to time, the "Houlihan Fee Agreement").

               (Q) Notice is given by the Company to terminate its payment obligations under the Houlihan Fee Agreement.

               (R) Failure of Merisel, Inc. to have received from Deloitte & Touche on or before each of April 15, 1996 and April 15, 1997 a report on its consolidated financial statements for the year ended December 30, 1995 or December 30, 1996, as applicable, which report is unqualified, does not express doubts about the ability of Merisel, Inc. and its Subsidiaries to continue as a going concern and states that such consolidated financial statements fairly present, in all material respects, the financial position of Merisel, Inc. and its Subsidiaries, on a consolidated basis, as at the date indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements was made in accordance with generally accepted auditing standards, or such report shall have been modified or withdrawn after April 15, 1996 or April 15, 1997, as applicable.

               (S) Any person or any two or more Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Securities of Merisel, Inc. (or other Securities convertible into such Securities) representing 50% or more of the combined voting power of all Securities of Merisel, Inc. entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency.

               (T) Except as set forth in written information provided to the Noteholders prior to April 15, 1996, since December 31, 1995, a material adverse change in the Assets, business, profits, or condition (financial or otherwise) of the Company, Merisel, Inc. and its Subsidiaries, taken as a whole, shall have occurred."

               (3) Section 7.3 is amended to add a new paragraph at the end of such Section to read in its entirety as follows:

               "When any Event of Default described in paragraphs (c) through
                                                       ----------------------
     (j), inclusive, and paragraphs (n) through (s), inclusive, of Section 7.1
     ---                 --------------------------                -----------
     has happened and is continuing, in addition to all other rights and remedies of the Noteholders hereunder, Noteholders holding 51% or more of the principal amount of the Notes at the time outstanding may, by notice in writing to each Creditor (as defined in the Intercreditor Agreement), declare that a Significant Event under and as defined in the Intercreditor Agreement has occurred."

               (ak) The first sentence of Section 9.5 of the Existing Note Purchase Agreement is deleted in its entirety and the following is substituted in lieu thereof:

     "The Company agrees to pay directly all of the Noteholders' out-of pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby and all such expenses relating to any amendments, waivers or consents pursuant to the provisions hereof, including any amendments, waivers, or consents resulting from any workout, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes whether any of the foregoing are actually executed and delivered, including, without limitation, (i) the reasonable fees, expenses and disbursements of Orrick, Herrington & Sutcliffe, special counsel to the Noteholders, and (ii) the reasonable agreed upon fees, expenses and disbursements of Houlihan, Lokey, Howard & Zukin, Inc., financial advisor to the Noteholders."

               (al) A new Section 9.19 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "9.19. SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Noteholder shall obtain on account of the Notes any payment (whether voluntary, involuntary, or otherwise) in excess of its Pro Rata Share, such Noteholder shall immediately purchase from the other Noteholders such participations in the Notes held by such other Noteholders as shall be necessary to cause such purchasing Noteholder to share the excess payment pro rata with each of them; provided, however,
                                                          --------  -------
     that if all or any portion of such excess payment is thereafter recovered from the purchasing Noteholder, such purchase shall to that extent be rescinded and each other Noteholder shall repay to the purchasing Noteholder the purchase price paid therefor, together with an amount equal to such paying Noteholder's ratable share (according to the proportion of (i) the amount of such paying Noteholder's required repayment to (ii) the total amount so recovered from the purchasing Noteholder) of any interest or other amount paid or payable by the purchasing Noteholder in respect of the total amount so recovered."

               (am) A new Section 9.20 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

               "9.20  COMPLIANCE WITH INDENTURE.  (a)  For purposes of this
     Section 9.20 only, capitalized terms used in this Section 9.20 (other than
     ------------                                      ------------
     the definition of "Agreement") shall have the meanings assigned to such terms in the Indenture.

               (b) If any provision of this Agreement would, directly or indirectly, cause or create any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (i) pay dividends, in cash or otherwise, or make any other distributions on its Capital

     Stock or any other interest or participation in, or measured by, its profits owned by the Company or a Subsidiary of the Company, (ii) make any loans or advances to, or pay any Indebtedness owed to, the Company or any Subsidiary of the Company or (iii) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, then such provision or provisions of this Agreement which cause or create such encumbrances or restrictions shall be void ab initio and unenforceable to the extent, but only to the extent, that the terms and conditions of any such restriction are materially less favorable in the aggregate to the Holders of the Securities than those under or pursuant to this Agreement as in effect on the Issue Date.

               (c) To the extent, but only to the extent that any encumbrance or restriction is unenforceable pursuant to clause (b) of this Section 9.20
                                                                    ------------
     such encumbrance or restriction shall be deemed to be amended to conform with the provision or provisions of this Agreement as in effect on the Issue Date, if any, which encumbers or restricts the same transaction."

               (an) A new Section 10 is added to the Existing Note Purchase Agreement to read in its entirety as follows:

     "SECTION 10.  PARENT GUARANTY.

               10.1 INCORPORATION OF PARENT GUARANTY. The Parent Guaranty is incorporated by reference into this Section 10.1.

               10.2 AMENDMENT TO PARENT GUARANTY. The definition of "Senior Notes" set forth in Section 1 of the Parent Guaranty is deleted in its entirety and the following is substituted in lieu thereof:

                    "Senior Notes" shall mean the Amended and Restated 9.58%
                     ------------
          Notes due May 31, 1997, issued by the Debtor pursuant to the Guaranteed Agreement, as the same may from time to time be amended, restated, modified, supplemented or replaced.

               10.3 REAFFIRMATION OF PARENT GUARANTY AND AGREEMENT TO BE BOUND. Merisel, Inc., by its signature below, (i) acknowledges and reaffirms its obligations owing under the Parent Guaranty and agrees that, except as amended by Section 10.2, the Parent Guaranty is and shall remain in full
                ------------
     force and effect, and (ii) agrees to be bound by the covenants applicable to it in the Agreement.

               10.4  SUBORDINATION.  Without limiting or affecting Section 12 of
                                                                   ----------
     the Parent Guaranty, Merisel, Inc. hereby agrees that any and all present and future indebtedness of the Company, Merisel Europe and any of their respective Subsidiaries owing to Merisel, Inc. is postponed in favor of and subordinated to payment, in full, in cash, of the Notes and all other obligations owing to the Noteholders under this Agreement."

               (ao) Schedule 4.1(b) to the Existing Note Purchase Agreement is amended to read in its entirety as set forth on Schedule 4.1(b) (Revised as of April 12, 1996) attached hereto.

               (ap) A new Schedule 6.7 is added to the Existing Note Purchase Agreement to read in its entirety as set forth on Schedule 6.7 attached hereto.

               (aq) A new Schedule 6.13 is added to the Existing Note Purchase Agreement to read in its entirety as set forth on Schedule 6.13 attached hereto.

               (ar) A new Schedule 6.26 is added to the Existing Note Purchase Agreement to read in its entirety as set forth on Schedule 6.26 attached hereto.

               (as) A new Schedule 6.40 is added to the Existing Note Purchase Agreement to read in its entirety as set forth on Schedule 6.40 attached hereto.

               (at) Exhibit A to the Existing Note Purchase Agreement is amended to read in its entirety as set forth on Exhibit A (Revised as of April 12, 1996) attached hereto.

               (au) A new Exhibit H is added to the Existing Note Purchase Agreement to read in its entirety as set forth on Exhibit H attached hereto.

               (av) A new Exhibit I is added to the Existing Note Purchase Agreement to read in its entirety as set forth on Exhibit I attached hereto.

               (aw) A new Exhibit J is added to the Existing Note Purchase Agreement to read in its entirety as set forth on Exhibit J attached hereto.

     SECTION 2.  Waiver of Certain Defaults.  On the terms of this Amendment,
                 --------------------------
and subject to the satisfaction of the conditions precedent set forth in Section 3, each of the Noteholders (i) hereby waives all Events of Default existing on or prior to December 30, 1995 and (ii) hereby agrees that all of Section 6 of the Existing Note Purchase Agreement shall be deemed amended as set forth in this Amendment as of December 31, 1995.

               (a) The foregoing waiver is a one-time waiver and not a continuing waiver, and shall apply only to the matters specifically set forth in this Section 2. Without limiting the generality of the foregoing, this waiver shall not apply to any future failure by the Company to comply with any provision of the Note Purchase Agreement at any time.

               (b) Each of the Noteholders reserves all of its respective rights and remedies with respect to all other obligations of the Company under the Note Purchase Agreement and the Notes.

     SECTION 3.  Conditions to Effectiveness.  The amendments set forth in
                 ---------------------------
Section 1 and the waiver set forth in Section 2 of this Amendment shall become effective on April 15, 1996 only upon the satisfaction of all of the following conditions precedent on or prior to such date (such date being referred to as the "Amendment Effective Date"):

               (a) On or before the Amendment Effective Date, the Company shall deliver to each of the Noteholders the following described documents (each of which shall be reasonably satisfactory in form and substance to the Noteholders and their counsel):

                    (i) This Amendment duly executed by the Company and Merisel, Inc.;

                   (ii) The Notes, duly executed by the Company, in substantially the form of Exhibit A (Revised as of April 12, 1996), in
                               ---------
     favor of each Noteholder, and the existing Amended and Restated
     8.58% Senior Notes due June 30, 1997 (the "Prior Notes") held by such Noteholder shall, on the Amendment Effective Date, be deemed to have been cancelled and superseded by the respective Notes delivered to it on the Amendment Effective Date (each such Noteholder agreeing to promptly return to the Company its Prior Note);

                  (iii) Amendment, Reaffirmation and Consent of Guarantor, duly executed by Merisel Europe, in substantially the form attached hereto as Exhibit B (the "Europe Guaranty Amendment").
     ---------

                   (iv) Reaffirmation and Consent of Guarantor, duly executed by Merisel Canada, in substantially the form attached hereto as Exhibit C
                                                                     ---------
     (the "Canada Guaranty Amendment").

                    (v) The certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware and the bylaws of each of the Company, Merisel, Inc. and Merisel Europe, in each case as in effect on the Amendment Effective Date and certified by its respective Secretary or Assistant Secretary as of the Amendment Effective Date;

                   (vi) The certificate of articles of amalgamation certified as of a recent date and the bylaws of Merisel Canada as in effect on the Amendment Effective Date and certified by the Secretary or an Assistant Secretary of Merisel Canada as of the Amendment Effective Date;

                  (vii) Copies of resolutions of the board of directors of each of the Company and Merisel, Inc. authorizing the transactions contemplated by this Amendment, certified as of the Amendment Effective Date by its respective Secretary or Assistant Secretary;

                 (viii) Copies of resolutions of the board of directors of Merisel Europe authorizing the transactions contemplated by the Europe Guaranty, as amended by the Europe Guaranty Amendment, certified as of the Amendment Effective Date by the Secretary or an Assistant Secretary of Merisel Europe;

                   (ix) Copies of resolutions of the sole shareholder of Merisel Canada authorizing the transactions contemplated by the Canada Guaranty, as amended by the Canada Guaranty Amendment, certified as of the Amendment Effective Date by the Secretary or an Assistant Secretary of Merisel Canada;

                    (x) A certificate of the Secretary or Assistant Secretary of each of the Company and Merisel, Inc. certifying the names and true signatures of the officers of the Company or Merisel, Inc., as the case may be, authorized to execute, deliver and perform, as applicable, on behalf of the Company or Merisel, Inc., as the case may be, this Amendment, the Note Purchase Agreement, the Notes and the Parent Guaranty;

                   (xi) A certificate of the Secretary or Assistant Secretary of Merisel Europe certifying the names and true signatures of the officers of Merisel Europe authorized to execute, deliver and perform, as applicable, on behalf of Merisel Europe the Europe Guaranty Amendment and the Europe Guaranty;

                  (xii) A certificate of the Secretary or Assistant Secretary of Merisel Canada certifying the names and true signatures of the officers of Merisel Canada authorized to execute, deliver and perform, as applicable, on behalf of Merisel Canada the Canada Guaranty Amendment and the Canada Guaranty;

                 (xiii) A good standing and tax good standing certificate dated as of a recent date for each of the Company, Merisel, Inc. and Merisel Europe from the Secretary of State of the States of Delaware and California together with bringdown certificates by facsimile, dated the Amendment Effective Date;

                  (xiv) A good standing certificate for Merisel Canada dated as of a recent date from the Ontario Ministry of Consumer and Commercial Relations together with a bringdown certificate by facsimile, dated the Amendment Effective Date;

                   (xv) A favorable opinion of (1) Skadden, Arps, Slate, Meagher & Flom special counsel for the Company and Merisel, Inc., substantially in the form of Exhibit D-1, and (2) McCarthy & Tetrault, special counsel for Merisel Canada, substantially in the form of Exhibit D-2, and in each case as to such other matters as any Noteholder may reasonably request; and

                  (xvi) Such other documents, instruments, approvals or opinions as the Noteholders or counsel to the Noteholders may reasonably request.

               (b) On or before the Amendment Effective Date, the New Revolving Credit Agreement shall have been amended in a manner satisfactory to each Noteholder and its counsel and such amendment shall be in full force and effect.

               (c) On or before the Amendment Effective Date, the Subordinated Note Purchase Agreement shall have been amended in a manner satisfactory to each Noteholder and its counsel and such amendment shall be in full force and effect.

               (d) On or before the Amendment Effective Date, the Company shall have paid to each Noteholder the fee required by the letter agreement, dated as of April 12, 1996, among the Company and the Noteholders (the "April 12 Letter").

               (e) On or before the Amendment Effective Date, the Company shall have paid to each Noteholder its Pro Rata Share of interest accruing on the Prior Notes at the rate of 8.58% per annum from and including March 10, 1996 to but excluding April 15, 1996.

               (f) On or before the Amendment Effective Date, each of the Noteholders and their counsel shall have received satisfactory evidence that (i) the anticipated approximately $25 million tax refund will be received by Merisel, Inc. on or prior to June 30, 1996 and (ii) approximately $3 million of the anticipated $5 million tax refund will be received by Merisel Canada, Inc. on or prior to June 30, 1996.

               (g) On or before the Amendment Effective Date, the Company shall have paid all costs, fees and expenses required under Section 9.5 of the Note Purchase Agreement which were incurred up to the Amendment Effective Date and evidenced by invoice delivered to the Company.

               (h) On or before the Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Amendment and all documents incidental to such transactions, shall be reasonably satisfactory in form and substance to the Noteholders and their counsel, and the Noteholders and such counsel shall have received all such counterpart originals or certified copies of such documents, opinions, certificates and evidence as they may reasonably request.

               (i) Satisfactory evidence that all Excess Cash and Excess Cash Equivalents of Merisel, Inc. and its Subsidiaries are held solely in the name of the Company.

               (j) All governmental actions or filings necessary for the execution, delivery and performance of this Amendment shall have been made, taken or obtained, and no order, statutory rule, regulation, executive order, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or other governmental entity which prohibits or restricts the transactions contemplated by this Amendment, nor shall any action have been commenced or threatened seeking any injunction or any restraining or other order to prohibit, restrain, invalidate or set aside the transactions contemplated by this Amendment.

               (k) The representations and warranties set forth in this Amendment shall be true and correct in all material respects as of the Amendment Effective Date.

               (l) The Debt evidenced by the Notes shall be "Senior Debt" and "Designated Senior Debt" (as such terms are defined in the Subordinated Note Purchase Agreement) for all purposes under the Subordinated Note Purchase Agreement, and the Company shall have delivered a written notice to the holders of the Subordinated Notes specifying that the Debt evidenced by the Notes is "Designated Senior Debt."

     SECTION 4.  Representations and Warranties.  In order to induce the
                 ------------------------------
Noteholders to enter into this Amendment, amend the Existing Note Purchase Agreement in the manner provided in this Amendment, and waive certain defaults under the Existing Note Purchase Agreement as set forth above, each of the Company and Merisel, Inc. represents and warrants to each Noteholder as of the Amendment Effective Date as follows:

               (a)  Corporate Existence and Power.  Each of the Company,
                    -----------------------------
Merisel, Inc., Merisel Europe and Merisel Canada:

                    (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

                   (ii) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and to execute, deliver, and perform its obligations under, and carry out the transactions contemplated by, as applicable, the Amendment, the Note Purchase Agreement, the Notes, the Parent Guaranty, the Europe Guaranty Amendment, the Europe Guaranty, the Canada Guaranty Amendment and the Canada Guaranty;

                  (iii) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license or where the failure so to qualify would not have a material adverse effect on the condition (financial or otherwise), business or prospects of Merisel, Inc. and its Subsidiaries taken as a whole; and

                   (iv)  is in compliance with all material requirements of law.

               (b)  Corporate Authorization; No Contravention.  The execution
                    -----------------------------------------
and delivery of this Amendment and the Notes, and performance of the Note Purchase Agreement, the Notes and the Parent Guaranty, by the Company and Merisel, Inc., as applicable, and the execution and delivery of the Europe Guaranty Amendment and the Canada Guaranty Amendment, and performance of the Europe Guaranty and the Canada Guaranty, by Merisel Europe and Merisel Canada, as applicable, have been duly authorized by all necessary corporate action on behalf of such Person and do not and will not:

                    (i) contravene the terms of any of such Person's certificate of incorporation or bylaws;

                   (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any federal, state or other governmental authority or regulatory body to which such Person or its property is subject where such conflict, breach, contravention or Lien could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of Merisel, Inc. and its Subsidiaries taken as a whole; or

                  (iii)  violate any material requirement of law.

               (c)  Governmental Authorization.  No approval, consent,
                    --------------------------
exemption, authorization, or other action by, or notice to, or filing with, any federal, state or other governmental authority or regulatory body or other Person is necessary or required in connection with (i) the execution and delivery of this Amendment and the Notes, and performance of the Note Purchase Agreement, the Notes and the Parent Guaranty, by the Company and Merisel, Inc., as applicable, and the execution and delivery of the Europe Guaranty Amendment and the Canada Guaranty Amendment, and performance of the Europe Guaranty and the Canada Guaranty, by Merisel Europe and Merisel Canada, as applicable, or
(ii) the continued operation of Merisel, Inc.'s or any of its Subsidiaries' business as contemplated to be conducted after the date hereof by the Note Purchase Agreement, except in each case such approvals, consents, exemptions, authorizations or other actions, notices or filings (A) as have been obtained, (B) as may be required under state securities or Blue Sky laws, (C) as are of a routine or administrative nature and are either (x) not customarily obtained or made prior to the consummation of transactions such as the transactions described in clauses (i) or (ii) or (y) expected in the judgment of any such Person to be obtained in the ordinary course of business subsequent to the consummation of the transactions described in clauses (i) or (ii), or (D) that, if not obtained, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of Merisel, Inc. and its Subsidiaries taken as a whole.

               (d)  Binding Effect.  The Note Purchase Agreement and the Notes
                    --------------
constitute the legal, valid and binding obligation of the Company, the Note Purchase Agreement and the Parent Guaranty constitute the legal, valid and binding obligation of Merisel, Inc. and the Europe Guaranty and the Canada Guaranty constitute the legal, valid and binding obligations of Merisel Europe and Merisel Canada, respectively, in each case, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

               (e)  Litigation.  Except as set forth on Schedule 2 attached
                    ----------
hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company or Merisel, Inc., threatened or contemplated, at law, in equity, in arbitration or before any federal, state or other governmental authority or regulatory body, against the Company, Merisel, Inc., Merisel Europe or Merisel Canada which:

                    (i) purport to affect or pertain to this Amendment, the Note Purchase Agreement the Notes or any of the transactions contemplated hereby or thereby; or

                   (ii) if determined adversely to the Company, Merisel, Inc., Merisel Europe or Merisel Canada, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of Merisel, Inc. and its Subsidiaries taken as a whole. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other governmental authority purporting to enjoin or restrain the execution, delivery or performance, as applicable, of this Amendment, the Note Purchase Agreement or the Notes, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

               (f)  No Default.  No Default or Event of Default exists as of the
                    ----------
Amendment Effective Date or would result from the transactions contemplated by this Amendment. As of the

Amendment Effective Date and giving effect to any waiver received by Merisel, Inc. or any of its Subsidiaries on the Amendment Effective Date, neither the Company, Merisel, Inc. nor any Affiliate of the Company or Merisel, Inc. is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of Merisel, Inc. and its Subsidiaries taken as a whole, or that would, if such default had occurred after the Amendment Effective Date, create an Event of Default under subsection 7.1(c) of the Note Purchase Agreement.

               (g)  Financial Statements.  (i) The Noteholders have been
                    --------------------
furnished with an audited consolidated balance sheet of Merisel, Inc. as of December 31, 1995, and related audited consolidated statements of income, cash flow and changes in stockholders' equity for the fiscal year ended on said date. Such financial statements have been prepared in accordance with GAAP consistently applied, present fairly the consolidated financial position of the Company as of such date, and the consolidated results of operations and changes in cash flows and stockholders' equity for such period.

          (ii) Except as set forth in written information provided to the Noteholders prior to April 15, 1996, since December 31, 1995, there has been no material adverse change in the Assets, business, profits, or condition (financial or otherwise) of Merisel, Inc. or its Subsidiaries, taken as a whole, as shown on the financial statements referenced above.

               (h)  Debt.  Schedule 6.7 attached hereto lists all Debt of
                    ----   ------------
Merisel, Inc. and its Subsidiaries outstanding as of the Amendment Effective
Date.

               (i)  Representations and Warranties in the Existing Note Purchase
                    ------------------------------------------------------------
Agreement.  The Company confirms that as of the Amendment Effective Date the
- ---------
representations and warranties contained in Sections 4.1(a), 4.1(b), 4.1(f), 4.1(h), 4.1(i), 4.1(j), 4.1(n), 4.1(q), 4.1(r), 4.1(s), 4.1(t), 4.1(v) and
4.1(x) remain (before and after giving effect to this Amendment) true and correct in all material respects.

               (j)  No Undisclosed Defaults.  Except with respect to the
                    -----------------------
covenants set forth in Section 6 of the Existing Note Purchase Agreement which are modified in this Amendment, to the best knowledge of the Company and Merisel, Inc., no Event of Default or Default existed on or prior to December 30, 1995.

     SECTION 5.  Miscellaneous.
                 -------------

               (a)  Reference to and Effect on the Existing Note Purchase
                    -----------------------------------------------------
Agreement.
- ---------

                    (i) Except as specifically amended by this Amendment, and the documents executed and delivered in connection therewith, the Existing Note Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

                   (ii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Noteholders under, the Existing Note Purchase Agreement.

                  (iii) Upon the conditions precedent set forth herein being satisfied, this Amendment shall be construed as one with the Existing Note Purchase Agreement, and the Existing Note Purchase Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

               (b)  Consent to Sharing of Information.  The Company acknowledges
                    ---------------------------------
that the Intercreditor Agreement contemplates that under certain circumstances the Noteholders and the Revolving Credit Lenders will share information with each other relating to Merisel, Inc. and its Subsidiaries, and the Company hereby consents to such sharing of information from and after the date the Intercreditor Agreement becomes effective.

               (c)  Fees and Expenses.  The Company acknowledges that all costs,
                    -----------------
fees and expenses incurred in connection with this Amendment will be paid in accordance with Section 9.5 of the Existing Note Purchase Agreement.

               (d)  Headings.  Section and subsection headings in this Amendment
                    --------
are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

               (e)  Counterparts.  This Amendment may be executed in one or more
                    ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               (f)  Complete Agreement.  The Note Purchase Agreement, together
                    ------------------
with the exhibits and schedules thereto, the Notes, the Parent Guaranty, the Canada Guaranty, the Europe Guaranty, the April 11 Letter, the April 12 Letter, the April 14 Letter and the April 15 Letter, the Orrick, Herrington & Sutcliffe Fee Agreement, the Houlihan Fee Agreement and the other agreements referred to herein or therein, is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

               (g)  Governing Law.  This Amendment shall be governed by and
                    -------------
construed according to the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                             "Company"


                             MERISEL AMERICAS, INC.,
                             a Delaware corporation



                             By: /s/ Timothy N. Jenson
                                --------------------------------
                             Name:  Timothy N. Jenson
                             Title: Vice President and Treasurer


                             "Merisel, Inc."


                             MERISEL, INC.,
                             a Delaware corporation



                             By: /s/ Timothy N. Jenson
                                 -------------------------------
                             Name:  Timothy N. Jenson
                             Title: Vice President and Treasurer


                             "Noteholders"


                             MASSACHUSETTS MUTUAL LIFE
                             INSURANCE COMPANY,
                             a Massachusetts corporation



                             By: /s/ Andrew Dickey
                                 -----------------------------
                             Name:  Andrew Dickey
                             Title: Managing Director


                             CM LIFE INSURANCE COMPANY,
                             a Connecticut corporation



                             By: /s/ Mary Ann McCarthy
                                 ------------------------------
                             Name:  Mary Ann McCarthy
                             Title: Managing Director

                             PRINCIPAL MUTUAL LIFE
                             INSURANCE COMPANY,
                             an Iowa corporation



                             By: /s/ Stephen G. Skrivanek
                                 -----------------------------------
                             Name:  Stephen G. Skrivanek
                             Title: Counsel



                             By: Christopher J. Henderson
                                 -----------------------------------
                             Name:  Christopher J. Henderson
                             Title: Counsel


                             FIRST AUSA LIFE INSURANCE COMPANY



                             By: /s/ Gregory W. Theobald
                                 -----------------------------------
                             Name:  Gregory W. Theobald
                             Title: Vice President & Asst. Secretary


                             PFL LIFE INSURANCE COMPANY



                             By: /s/ Gregory W. Theobald
                                 -----------------------------------
                             Name:  Gregory W. Theobald
                             Title: Vice President & Asst. Secretary


                             LIFE INVESTORS INSURANCE COMPANY
                             OF AMERICA



                             By: /s/ Gregory W. Theobald
                                 -----------------------------------
                             Name:  Gregory W. Theobald
                             Title: Vice President & Asst. Secretary


                             BANKERS UNITED LIFE ASSURANCE
                             COMPANY



                             By: /s/ Gregory W. Theobald
                                 -----------------------------------
                             Name:  Gregory W. Theobald
                             Title: Vice President & Asst. Secretary

                             INTERNATIONAL LIFE INVESTORS
                             INSURANCE COMPANY



                             By: /s/ Gregory W. Theobald
                                 -----------------------------------
                             Name:  Gregory W. Theobald
                             Title: Vice President & Asst. Secretary


                             AMERITAS LIFE INSURANCE CORP.

                             By:  Ameritas Investment Advisors, Inc.,
                                  as Agent



                             By:  /s/ Patrick J. Henry
                                  ------------------------------------------
                             Name:  Patrick J. Henry
                             Title: Vice President - Fixed Income Securities


                             THE CANADA LIFE ASSURANCE COMPANY



                             By: /s/ Avon Socpe
                                 -----------------------------------
                             Name:  Avon Socpe
                             Title:


                             CANADA LIFE INSURANCE COMPANY OF
                             AMERICA



                             By: /s/ Wilfredo Cuevas
                                 -----------------------------------
                             Name:  Wilfredo Cuevas
                             Title: Vice President


                             PROVIDENT MUTUAL LIFE INSURANCE
                             COMPANY OF PHILADELPHIA



                             By: /s/ Stanley R. Ruben
                                 -----------------------------------
                             Name:  Stanley R. Ruben
                             Title:

                             PROVIDENT MUTUAL LIFE AND ANNUITY
                             COMPANY OF AMERICA



                             By: /s/ Stanley R. Ruben
                                 -----------------------------------
                             Name:  Stanley R. Ruben
                             Title:


                             GUARANTEE LIFE INSURANCE COMPANY



                             By: /s/ Robert M. Jergovic
                                 -----------------------------------
                             Name:  Robert M. Jergovic, CFA
                             Title: Vice President-Private Placements


                             GOLDMAN SACHS



                             By: /s/ Keith Alexis Malas
                                 -----------------------------------
                             Name:  Keith Alexis Malas
                             Title: Authorized Signatory

                                  SCHEDULE 1
                                  ----------

                            Additional Definitions

          "Additional Restructuring Fees" shall mean all fees directly or indirectly related to the restructuring, amending or monitoring of Debt in existence as of April 15, 1996 of Merisel, Inc. or any of its Subsidiaries, including, without limitation, amendment fees, legal fees, consultant fees, financial advisor fees and other related fees, in excess of the amount contemplated by Merisel, Inc. and its Subsidiaries in the Bank Plan dated March 29, 1996 as further set forth in that certain letter dated as of April 14, 1996 from Merisel, Inc. to the Noteholders (the "April 14 Letter").

          "Amount of New Debt" shall mean, with respect to each New Debt Availability Date, an amount equal to the Permitted Debt Availability Amount on such New Debt Availability Date minus the Permitted Debt Availability Amount on
                                -----
the immediately preceding day. In calculating the Permitted Debt Availability Amount for such preceding date, if the Debt available on such New Debt Availability Date replaces or refinances Debt, the existing Debt so refinanced shall be included in the Permitted Debt Availability Amount for such preceding date.

          "Amount of New Receivables Program" shall mean, with respect to each New Receivables Program Availability Date, an amount equal to the Receivables Program Availability Amount on such New Receivables Program Availability Date minus the Receivables Program Availability Amount on the immediately preceding
- -----
day. In calculating the Receivables Program Availability Amount for such preceding date, if the Receivables Program available on such New Receivables Program Availability Date replaces or refinances a Receivables Program or Existing Receivables Program, the existing Receivables Program so refinanced shall be included in the Receivables Program Availability Amount for such preceding date.

          "Asset Sale" shall mean any sale, transfer or disposition of assets or Sale and Lease Back Transactions permitted under Section 6.14(f).
                                                 ---------------

          "Average Consolidated Net Inventory" shall mean, for any fiscal quarter, with respect to Merisel Inc. and its Subsidiaries, on a consolidated basis, (i) the sum of (A) the amount of inventory on the first day of such fiscal quarter plus (B) the amount of inventory on the last day of the first
               ----
month of such fiscal quarter plus (C) the amount of inventory on the last day of
                             ----
the second month of such fiscal quarter plus (D) the amount of inventory on the
                                        ----
last day of such fiscal quarter divided by (ii) four.
                                ----------

          "CAT Holding" shall mean CAT Russia Holding Limited, a Cayman Island corporation.

                                     S-1-1

          "Consolidated Adjusted Tangible Net Worth" shall mean Consolidated Tangible Net Worth without giving effect to any foreign currency translation adjustments.

          "Consolidated Capital Expenditures" shall mean, for any period, with respect to any Person, the expenditures with respect to capital Assets (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of such Person and its Subsidiaries) by such Person and its Subsidiaries during that period that in conformity with GAAP are included in "capital expenditures".

          "Consolidated Debt Equivalents" shall mean, as of any date of determination, the aggregate of Consolidated Debt plus, with respect to the
                                                  ----
Company or Merisel, Inc. (as indicated by the context) and its Subsidiaries, on a consolidated basis, the aggregate amount of liability assumed or net cash proceeds received in an accounts receivable securitization, transfer or sale (without duplication).

          "Consolidated EBITSDA" shall mean, for any period, with respect to Merisel Inc. and its Subsidiaries, on a consolidated basis, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Charges, (iv) total depreciation expense and (v) total amortization expense less other non-cash
                                                        ----
items increasing Consolidated Net Income, without taking into consideration the effects of (A) Additional Restructuring Fees, and (B) any write-downs in connection with (x) any sale of any Subsidiaries of Merisel, Inc. or any restructuring in connection with such sale, or (y) with respect to the first quarter of 1996 only, accounts payable to the extent (but only to the extent) such write-downs exceed $7,000,000, all of the foregoing determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Charges" shall mean, for any period, the sum of
(i) total interest expense during such period of Merisel Inc. and its Subsidiaries, on a consolidated basis, with respect to all Debt (including, without limitation, the interest component of Capital Leases), plus (ii) the
                                                               ----
discount expense on sales of commercial paper and fees associated with the sale of accounts receivables permitted under Section 6.13, all determined in
                                        ------------
accordance with GAAP.

          "Consolidated Net Worth" shall mean, as of any date of determination, total assets of the Company or Merisel, Inc. (as indicated by the context) and its Subsidiaries, on a consolidated basis, minus total liabilities of the
                                           -----
Company or Merisel, Inc., as the case may be, and its Subsidiaries, on a consolidated basis, such assets and liabilities each to be determined in accordance with GAAP, including in the determination of total consolidated
                      ---------
liabilities Subordinated Debt.

                                     S-1-2

          "Current Debt Service Amount" shall mean, as of any date of determination, the amount of regularly scheduled interest due and payable on the Parent Notes on the next regularly scheduled payment date for the Parent Notes to occur after such date of determination.

          "Excess Cash and Excess Cash Equivalents" shall mean, with respect to any Person, all cash and cash equivalents in excess of what is required for the normal operation of the business of such Person consistent with past practice.

          "Existing Receivables Programs" shall have the meaning set forth in
Section 6.13.
- ------------

          "Final Maturity Date" shall mean May 31, 1997.

          "GECC Receivables Program" shall mean the Existing Receivables Program evidenced by (a) that certain Receivables Transfer Agreement dated as of October 2, 1995 between the Company and Merisel Capital Funding, Inc., a Delaware corporation ("MCF") and (b) that certain Receivables Transfer and Servicing Agreement dated as of October 2, 1995 by and among MCF, Redwood Receivables Corporation, General Electric Capital Corporation, as Operating Agent and Collateral Agent and the Company, as Servicer, as each of clause (a) and/or (b) may be amended, renewed, replaced or refinanced from time to time in accordance with Section 6.13(a).
     ---------------

          "Indenture" shall have the meaning set forth in Section 6.23.
                                                          ------------

          "Intercreditor Agreement" shall mean, the intercreditor agreement (if executed and delivered), substantially in the form of Exhibit I, dated as of
                                                      ---------
April 12, 1996, executed and delivered by each Noteholder and each Revolving Credit Lender, as it may be amended, restated or otherwise modified from time to time. Such Intercreditor Agreement shall be deemed to be substantially in the form of Exhibit I regardless of (a) when such agreement provides that the Revolving Credit Lenders shall purchase a participation interest in the outstanding Notes in an amount equal to the Noteholders' Proportionate Share (as defined in the Intercreditor Agreement) of the Revolving Participation Amount (as defined in the Intercreditor Agreement) and (b) the conditions to the release of liability of any Assignor Creditor.

          "Merisel FAB" shall mean Merisel FAB, Inc., a Delaware corporation, and its successors and assigns.

          "Merisel U.K." shall mean Merisel (UK) Ltd, a United Kingdom limited company.

          "Net Asset Sale Proceeds" shall mean, with respect to any Asset Sale, cash payments (including any cash received by way of repayment of intercompany debt or deferred payment

                                     S-1-3
pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received ) received from such Asset Sale, net of any reasonable costs and expenses incurred in connection with such Asset Sale, including without limitation (i) reasonable legal fees and expenses, (ii) taxes reasonably estimated to be actually payable within one year of the date of such Asset Sale, including income taxes as a result of any gain recognized in connection with such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt to parties other than Merisel, Inc. or any of its Subsidiaries (other than the outstanding Notes and Debt outstanding under the New Revolving Credit Agreement) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iv) amounts reserved in accordance with GAAP for (1) liabilities due and payable within twelve months from the date of such Asset Sale retained by the seller in connection with such Asset Sale and (2) indemnities provided by the seller relating to inventory and/or accounts receivable in connection with such Asset Sale in an aggregate amount not to exceed 5% of the purchase price payable in cash with respect to such Asset Sale; provided that in the case of any Asset Sale by a foreign
                 --------
Subsidiary of Merisel, Inc. or the Company, Net Asset Sale Proceeds shall not include cash proceeds applied to the repayment to parties other than Merisel, Inc. or any of its Subsidiaries of local lines of credit of such Subsidiary; and provided further that Net Asset Sale Proceeds shall include all amounts in
- -------- -------
respect of payment forgiveness, cancellation or reduction of intercompany Debt in connection with or arising out of such Asset Sale.

          "Net Debt Proceeds" shall mean, with respect to a New Debt Availability Date, an amount equal to the Amount of New Debt net of any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including without limitation reasonable legal fees and expenses; provided that with respect to the incurrence or issuance of Debt by a
          --------
foreign Subsidiary of Merisel, Inc. or the Company, Net Debt Proceeds shall not include cash proceeds applied to the repayment of local lines of credit of such subsidiary.

          "Net Europe Debt" shall mean, on any date of determination, (i) an amount equal to the aggregate amount of Debt outstanding under the New Revolving Credit Agreement attributable to borrowings by Merisel Europe minus (ii) the
                                                              -----
aggregate amount of all intercompany loans and advances made by Merisel Europe and its Subsidiaries to Merisel, Inc. and its Subsidiaries other than Merisel Europe and its Subsidiaries plus (iii) the sum of (A) the aggregate amount of
                            ----
proceeds received or liability assumed with respect to sales or transfers of accounts receivable by Merisel Europe and its Subsidiaries to Merisel, Inc., the Company and Subsidiaries of the Company and (B) the aggregate amount of all intercompany loans and advances made by Merisel, Inc. and its Subsidiaries other than Merisel

                                     S-1-4

Europe and its Subsidiaries to Merisel Europe and its Subsidiaries outstanding on such date.

          "Net FAB Debt" shall mean, on any date of determination, (i) the aggregate amount of all intercompany loans and advances from Merisel, Inc. and its Subsidiaries (other than Merisel FAB) to Merisel FAB outstanding on such date of determination plus (ii) the aggregate amount of all investments made by Merisel, Inc. and its Subsidiaries (other than Merisel FAB) in Merisel FAB since October 24, 1994 (whether by purchase or acquisition of capital stock, obligations or other securities of Merisel FAB, by the making of capital contributions, or otherwise) plus (iii) the aggregate amount of proceeds received or liability assumed by Merisel FAB with respect to sales or transfers of accounts receivable by Merisel FAB to Merisel, Inc. and its Subsidiaries (other than Merisel FAB).

          "Net Proceeds Amount" shall have the meaning set forth in Section
                                                                    -------
3.4(e).
- ------

          "Net Receivables Program Proceeds" shall mean, with respect to a New Receivables Availability Date, an amount equal to the Amount of New Receivables Program net of reasonable costs and expenses of implementing the related Receivables Program including without limitation reasonable legal fees and expenses; provided that in the case of any Receivables Program of a foreign
          --------
Subsidiary of Merisel, Inc. or the Company, Net Receivables Program Proceeds shall not include proceeds applied to the repayment of local lines of credit of such Subsidiary.

          "Net Securities Proceeds" shall mean the cash proceeds net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including without limitation, reasonable legal fees and expenses received from the issuance of any equity Securities of Merisel, Inc., the Company or any of their respective Subsidiaries.

          "New Debt Availability Date" shall mean, with respect to Permitted Debt of a Person, the date on which such Person is first entitled to receive proceeds of such Permitted Debt under the terms of such Permitted Debt whether or not proceeds of such Permitted Debt are actually received by such Person.

          "New Receivables Program Availability Date" shall mean, with respect to a Receivables Program of a Person, (i) the date on which such Person is first entitled to receive proceeds of such Receivables Program and (ii) thereafter, each date on which the Receivable Program Availability Amount increases (in the case of each of clause (i) and (ii), whether or not such proceeds of such Receivables Program are actually received by such Person).

                                     S-1-5

          "Permitted Debt" shall mean Debt of Merisel, Inc., the Company or any of their respective Subsidiaries permitted under Section 6.7(c).
                                                 --------------

          "Permitted Debt Availability Amount" shall mean, on any date of determination with respect to Permitted Debt of a Person, the maximum amount of proceeds such Person is entitled to receive under the terms of such Permitted Debt on such date.

          "Prepayment Date" shall have the meaning set forth in Section 3.2.
                                                                -----------

          "Pro Rata Share" shall mean, as to any Noteholder at any time, a fraction (expressed as a percentage) the numerator of which shall equal the principal amount of such Noteholder's Note outstanding at such time and the denominator of which shall equal the principal amount of all the Notes outstanding at such time.

          "Receivables Program" shall have the meaning set forth in Section
                                                                    -------
6.13(e).
- -------

          "Receivables Program Availability Amount" shall mean, on any date of determination with respect to any Receivables Program or Existing Receivables Program of any Person, the maximum amount of proceeds such Person is entitled to receive under the terms of such Receivables Program or Existing Receivables Program on such date based on the maximum amount of receivables permitted to be included in such Receivables Program or Existing Receivables Program on such date and the "advance rate" for such Receivables Program or Existing Receivables Program.

          "Revolving Credit Commitment" shall mean, as to each Revolving Credit Lender, such Person's Revolving Facility Commitment under and as defined in the New Revolving Credit Agreement.

          "Revolving Credit Lenders" shall mean the financial institutions from time to time parties to the New Revolving Credit Agreement.

          "(S)6.26 Payments" shall have the meaning set forth in Section 6.26.
                                                                 ------------

          "Securities" shall mean any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interests, shares or participations in temporary or interim certificates for the purchase or acquisition of, or

                                     S-1-6
any right to subscribe to, purchase or acquire, any of the foregoing.

                                  SCHEDULE 2
                                  ----------

                                  Litigation

                SCHEDULE 4.1(b) (Revised as of April 12, 1996)
                ---------------

                                 Subsidiaries

                                 SCHEDULE 6.7
                                 ------------

                     Debt Outstanding as of April 15, 1996

                                 SCHEDULE 6.13
                                 -------------

                         Existing Receivables Programs


GECC ASSET SECURITIZATION

Receivables Transfer Agreement dated as of October 2, 1995 between the Company and Merisel Capital Funding, Inc., a Delaware corporation ("MCF").

Receivables Transfer and Servicing Agreement dated as of October 2, 1995 by and among MCF, Redwood Receivables Corporation, General Electric Capital Corporation, as Operating Agent and Collateral Agent and the Company, as Servicer.


MERISEL CANADA ASSET SECURITIZATION

Receivables Purchase Agreement dated as of December 15, 1995 between Merisel Canada, Inc. and Canadian Master Trust.


MERISEL UK LTD. ASSET SECURITIZATION

Deutsche Financial Services (UK) Limited and Merisel (UK) Limited Standard Conditions for Purchase of Debts dated as of October 16, 1995.

                                 SCHEDULE 6.26
                                 -------------

                        Intercompany Operating Expenses


                     [As per Company's 1996 Business Plan]

                                 SCHEDULE 6.40
                                 -------------

                            Incorporated Covenants

          The following covenants set forth in Section 7.02 of the New Revolving Credit Agreement, as the same may be amended from time to time, are incorporated by reference into Section 6.40 as if set forth therein in full, except that (a)
                  ------------
each covenant so incorporated (i) shall be in effect so long as any Note remains outstanding, and (ii) shall be applicable to the Company, Merisel, Inc., and their respective Subsidiaries (except that Section 7.02(g) shall not apply to Merisel, Inc. or Merisel FAB), and (b) the term "Majority Lenders" set forth in the introductory paragraph of Section 7.02 of the New Revolving Credit Agreement shall be deemed to refer to the Required Noteholders:

     Covenant:                                   Section Reference:
     --------                                    -----------------
Contingent Obligations                              (S)7.02(c)

Dividends, Etc.                                     (S)7.02(d)

Intercompany Transaction                            (S)7.02(g)

Investments in other Persons                        (S)7.02(h)

Material Agreements                                 (S)7.02(p)

Mifinco, Inc.                                       (S)7.02(q)

Interest Rate Agreements                            (S)7.02(r)

Change in Business                                  (S)7.02(s)

Fiscal Year                                         (S)7.02(t)

          For purposes hereof, all definitions set forth in Section 1.01 of the New Revolving Credit Agreement, as the same may be amended from time to time, necessary to the construction or understanding of any covenant set forth on this
Schedule 6.40 are also incorporated by reference into Section 6.40.
- -------------                                         ------------